Exhibit 99.1

Tecumseh Products Company Announces Addition to Board

ANN ARBOR, Mich. - August 27, 2014 - Tecumseh Products Company (Nasdaq: TECU), a leading global manufacturer of compressors and related products, announced today the addition of Mr. Robert E. Rossiter to its Board of Directors.
On August 21, 2014, Tecumseh’s Board increased the current size of its Board of Directors from five to six members and appointed Robert E. Rossiter as a director to fill the newly-created vacancy, effective immediately. Mr. Rossiter has also been appointed to the Compensation Committee.

“We are delighted to welcome Bob,” said Gary Cowger, Chairman of the Board of Directors. “We believe his executive management, international and public-company director experiences and expertise will be tremendous assets to the board and to Tecumseh Products.”
Mr. Rossiter retired as chief executive officer, president and director of Lear Corporation, an automotive supplier, on May 31, 2012. Mr. Rossiter’s career at Lear and its predecessor companies spans over 40 years, with Mr. Rossiter holding various management positions of increasing responsibility in sales, management and operations. Mr. Rossiter served as chairman from January 2003 until August 2010, chief executive officer from October 2000 until May 2012, president from August 2007 until May 2012 and chief operating officer from November 1998 until October 2000. He also served as a director of Lear from 1988 until May 2012.
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.

Contact:	Janice Stipp
Tecumseh Products Company
734-585-9507
Investor.relations@tecumseh.com